            Electronically transmitted to the Securities and Exchange
                           Commission on July 21, 2004
                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             BELL MICROPRODUCTS INC.
             (Exact name of registrant as specified in its charter)

         CALIFORNIA                                        94-3057566
(STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

                                1941 RINGWOOD AVENUE
                             SAN JOSE, CALIFORNIA 95131
                                   (408) 451-9400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 W. Donald Bell
                      President and Chief Executive Officer
                             Bell Microproducts Inc.
                              1941 Ringwood Avenue
                           San Jose, California 95131
                                  (408) 451-9400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              Melodie R. Rose, Esq.
                            Fredrikson & Byron, P.A.
                       200 South Second Street, Suite 4000
                          Minneapolis, Minnesota 55402
                                 (612) 492-7000

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


Title of Securities to be Registered        Amount         Proposed Maximum      Proposed Maximum      Amount of
                                             to be        Offering Price per    Aggregate Offering    Registration
                                          Registered           Share(1)              Price(1)             Fee
Common Stock to be offered by selling       424,964             $6.53             $2,775,014.92         $351.59
           security holders

(1) For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the high and low prices of the registrant's Common Stock on July 19, 2004.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                   Subject to completion, dated July 21, 2004

                                   PROSPECTUS

                             BELL MICROPRODUCTS INC.

                         424,964 SHARES OF COMMON STOCK

      This Prospectus relates to the offer and sale of up to 424,964 shares of common stock, $.01 par value, of Bell Microproducts Inc., a California corporation issued in connection with the June 2004 acquisition of OpenPSL Holdings Limited., headquartered in Manchester, England. These securities may be offered and sold from time to time by current security holders of Bell Microproducts or by pledgees, donees, transferees, or other successors in interest that receive such securities as a gift, distribution, or other non-sale related transfer. The selling security holders may offer their securities from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the selling security holders. We will not receive any proceeds from the sale of the securities by the selling security holders. See "Plan of Distribution."

      Our common stock is traded on the Nasdaq National Market under the symbol "BELM." The closing sale price on July 19, 2004 as reflected on the Nasdaq National Market, was $6.44 per share.

                FOR INFORMATION CONCERNING CERTAIN RISKS RELATING
               TO AN INVESTMENT IN BELL MICROPRODUCTS COMMON STOCK
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                The date of this prospectus is __________, 2004

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ABOUT BELL MICROPRODUCTS..........................................        4

RISK FACTORS......................................................        6

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.................       12

USE OF PROCEEDS...................................................       13

SELLING SECURITY HOLDERS..........................................       13

PLAN OF DISTRIBUTION..............................................       14

WHERE YOU CAN FIND MORE INFORMATION...............................       15

                            ABOUT BELL MICROPRODUCTS

      We are one of the world's largest data storage-centric value-added distributors of and a specialist in data storage products and solutions. Our concentration on data storage systems and products allows us to provide greater technical expertise to our customers, form strategic relationships with key manufacturers and provide complete data storage solutions to our customers at many levels of integration. We offer a wide range of data storage products as well as semiconductors, computer platforms and software and peripherals. Our data storage products include:

      -     high-end computer and data storage subsystems;

      -     Fibre Channel connectivity products;

      -     complete data storage systems such as data storage area networks
            (SAN), network attached data storage (NAS) and direct attached data storage (DAS);

      -     data storage management software;

      -     disk, tape and optical drives; and

      -     a broad selection of value-added services.

      We market and distribute more than 130 brand name product lines, as well as our own Rorke Data data storage and Markvision memory modules. Our customers are principally original equipment manufacturers (OEMs), contract electronic manufacturers (CEMs), value-added resellers (VARs) and system integrators in North America, Latin America and Europe.

      Traditionally, manufacturers have sold data storage, semiconductor and computer products directly to end users and through both direct and indirect distribution channels. The use of distribution channels is growing rapidly as manufacturers focus on core activities such as product design, development and marketing and begin to divest or outsource other functions. The growth of the indirect channel reflects the need for manufacturers to increasingly use distributors for servicing OEMs, VARs, CEMs and system integrators. Customers are also driving the trend toward indirect distribution due to the value-added services that distributors often provide. The rapid growth of data storage requirements and the need for sophisticated networked data storage systems, such as NAS and SAN, have also increased enterprise customers' dependence on value-added service suppliers that can design, integrate, service and support their data storage needs.

      We serve the growing data storage needs of our large customer base by providing a broad line of products from leading data storage vendors. We have developed valued relationships with these vendors in all the significant segments of the enterprise data storage market. In data storage component products, we have relationships with leading companies such as Hitachi, Maxtor, Seagate, and more recently, Western Digital. We are a leading provider of data storage interconnect products, including Fibre Channel products, from companies such as Brocade, Emulex, Qlogic, and McData. We are also a major distributor of data storage management software from key software vendors including Veritas and Legato. In addition, we have developed relationships with several leading data storage systems suppliers including EMC, Hitachi Data Systems, HP, IBM, LSI Logic, StorageTek and others. Today, we believe we are viewed as a leading data storage specialist in our industry, and we are one of the largest data storage distributors in North America, Latin America and Europe.

      We provide additional value for our customers by offering services and solutions to complement, enhance and integrate our product offerings. We believe that given the increasing complexity of data storage solutions, our ability to offer value-added services is critical for implementing data storage solutions and addressing opportunities in the data storage market. Within our solutions business, we have grown our capabilities to include:

      - design, consultation, installation, training and on-site service programs for our data storage systems and NAS and SAN solutions;

      -     customization and integration of data storage subsystems; and

      - other services such as semiconductor device programming, special labeling, disk drive image duplication, firmware modification, software downloading and hardware modification.

      Trained and certified technical personnel complete each of these processes at our ISO 9002 facilities in the United States and the United Kingdom. Many of these services are provided by specialized business units, such as Rorke Data and Total Tec. Our Rorke Data business unit integrates standard products for our Rorke Data brand data storage products and also performs custom design and configuration to meet the special needs of customers that cannot be served by industry-standard product offerings. Our Total Tec business unit designs and implements comprehensive enterprise computing and data storage solutions focused on data availability, reliability, performance, scalability and manageability. In the United Kingdom, we have developed our proprietary LDI software licensing system, which facilitates the sale and administration of software licenses and leverages successful partnerships with Legato, Microsoft, Veritas and others, and received the Editor's Choice award in the fourth quarter of 2003 from Computer Reseller News, a VNU business publication. Through organic growth and acquisitions, we have added significant strategic relationships and service offerings to our portfolio. As a result, our solution sales have grown from $114 million in 1999 to over $1.1 billion in 2003.

      We believe our comprehensive product and value-added service offerings have given us a competitive advantage in international markets. We have a large geographic footprint, with 59% of our revenues in 2003 generated from operations outside the United States. Our international and domestic offices provide both local and global solutions that address the needs of established multinationals and emerging local companies. In Europe, we are headquartered in the United Kingdom and have operations in seven countries on the continent. In the Americas, we maintain sales offices in various metropolitan areas, including subsidiaries in Canada and Latin America. Globally, we employ over 1,200 people. In addition to our sales offices, we have 11 warehouses and six facilities from which we service our global customer base.

      Historically, a significant portion of our growth has resulted from selective acquisitions that complement our operations. Our acquisitions have accelerated our expansion into the solutions business, which typically has higher margins. Since our initial public offering in 1993, we have grown from $125.3 million in revenue to approximately $2.2 billion in the year ended December 31, 2003.

      We were incorporated in California in 1987. Our principal executive offices are located at 1941 Ringwood Avenue, San Jose, California 95131. Our telephone number is (408) 451-9400.

                                  RISK FACTORS

      You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus before investing in the common stock If any of these risks occur, our business could suffer. The risks and uncertainties described may not be the only ones we face; additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

                          RISKS RELATED TO OUR BUSINESS

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE.

      Our future revenues and operating results are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside our control. Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance. It is possible that in some future periods our operating results will be below the expectations of public market analysts and investors. In this event, the price of our stock will likely decline. Factors that may cause our revenues, gross margins and operating results to fluctuate include:

      -     the loss of key manufacturers or customers;

      -     heightened price competition;

      -     problems incurred in managing inventories;

      -     a change in the product mix sold by us;

      - customer demand (including the timing of purchases from significant customers);

      -     changing global economic conditions;

      -     our ability to manage credit risk and collect accounts receivable;

      -     our ability to manage foreign currency exposure;

      - availability of product and adequate credit lines from manufacturers; and

      -     the timing of expenditures in anticipation of increased sales.

      Due primarily to manufacturer rebate programs and increased sales volumes near the end of each quarter, a larger portion of our gross profit has historically been reflected in the third month of each quarter than in each of the first two months of such quarter. If we do not receive products from manufacturers or complete sales in a timely manner at the end of a quarter, or if rebate programs and marketing development funds are changed or discontinued, our operating results in a particular quarter could suffer.

      As a result of intense price competition, we have narrow gross profit margins. These narrow margins magnify the impact of variations in sales and operating costs on our operating results. Because our sales in any given quarter depend substantially on sales booked in the third month of the quarter, a decrease in such sales is likely to adversely and disproportionately affect our quarterly operating results. This is because our expense levels are partially based on our expectations of future sales, and we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Due to our narrow margins and our limited ability to quickly adjust costs, any shortfall in sales in relation to our quarterly expectations will likely have an adverse impact on our quarterly operating results.

WE RELY ON A RELATIVELY SMALL NUMBER OF KEY MANUFACTURERS FOR PRODUCTS THAT MAKE UP A SIGNIFICANT PORTION OF OUR NET SALES AND THE LOSS OF A RELATIONSHIP WITH A KEY MANUFACTURER COULD HAVE AN ADVERSE EFFECT ON OUR NET SALES.

      We receive a significant portion of our net sales from products we purchase from a relatively small number of key manufacturers. In each of 2002 and 2003, five key manufacturers provided products that represented 49% and 53%, respectively, of our net sales. We believe that products from a relatively small number of manufacturers will continue to account for a significant portion of our net sales for the foreseeable future, and the portion of our net sales from products purchased from such manufacturers could continue to increase in the future. These key manufacturers have a variety of distributors to choose from and therefore can make substantial demands on us. In addition, our standard distribution agreement allows the manufacturer to terminate its relationship with us on short notice. Our ability to maintain strong relationships with our key manufacturers, both domestically and internationally, is essential to our future performance. The loss of a relationship with a key manufacturer could have an adverse effect on our net sales.

      In addition, the downturn in the economy in general, and in the technology sector of the economy in particular, has led to increased consolidation among our manufacturers and may result in some manufacturers exiting the industry. Further, manufacturers have been consolidating the number of distributors they use. These events could negatively impact our relationships with our key manufacturers and may have an adverse effect on our net sales.

WE OPERATE IN AN INDUSTRY WITH CONTINUAL PRICING AND MARGIN PRESSURE.

      The nature of our industry and our business is highly price-competitive. There are several distributors of products similar to ours in each of the markets in which we operate. As a result, we face pricing and margin pressure on a continual basis. Additionally, the mix of products we sell also affects overall margins. If we increase revenue from products that are more widely distributed, these products may carry lower gross margins that can reduce our overall gross profit percentage. There can also be a negative impact on gross margins from factors such as freight costs and foreign exchange exposure. These factors, alone or in combination, can have a negative impact on our gross profit percentage.

THE FAILURE OF OUR KEY SUPPLIERS TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY AND TO SUCCESSFULLY DEVELOP NEW PRODUCTS COULD CAUSE OUR SALES TO DECLINE AND OUR REVENUES TO DECREASE.

      Our ability to generate increased revenues depends significantly upon the ability and willingness of our suppliers to develop new products on a timely basis in response to rapid technological changes in our industry. Our suppliers must commit significant resources each time they develop a product. If they do not invest in the development of new products, then sales of our products to our customers may decline and our revenues may decrease. The ability and willingness of our suppliers to develop new products is based upon a number of factors beyond our control.

THE DOWNTURN IN INFORMATION TECHNOLOGY SPENDING MAY CAUSE REDUCED DEMAND FOR OUR PRODUCTS AND A DECLINE IN OUR NET SALES AND GROSS MARGINS DUE TO PRICE COMPETITION AND DECREASED SALES VOLUMES.

      Since late 2000, large enterprises throughout the global economy have significantly reduced their spending on information technology products, which has had a continuing negative effect on the demand for our products. We cannot predict the depth or duration of this downturn in spending, and if it grows more severe or continues for a long period of time, our ability to increase or maintain our operating results may be impaired. This downturn in spending may result in a decline in our net sales and gross margins due to decreased sales volumes and price competition.

OUR INVENTORY MAY DECLINE IN VALUE DUE TO INVENTORY SURPLUS, PRICE REDUCTIONS OR TECHNICAL OBSOLESCENCE THAT COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

      The value of our inventory may decline as a result of surplus inventory, price reductions or technological obsolescence. Our distribution agreements typically provide us with only limited price protection and inventory return rights. In addition, we purchase significant amounts of inventory under contracts that do not provide any inventory return rights or price protection. Without price protection or inventory return rights for our inventory purchases, we bear the sole risk of obsolescence and price reductions. Even when we have price protection and inventory return rights, there can be no guarantee we will be able to return the products to the manufacturer or to collect refunds for those products in a timely manner, if at all.

SUPPLY SHORTAGES COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

      We are dependent on the supply of products from our vendors. Our industry is characterized by periods of product shortages due to vendors' difficulty in projecting demand. When such shortages occur, we typically receive an allocation of product from the vendor. There can be no assurance that vendors will be able to maintain an adequate supply of products to fulfill all of our customers' orders on a timely basis. If we are unable to enter into and maintain satisfactory distribution arrangements with leading vendors and an adequate supply of products, we may be late in shipping products, causing our customers to purchase products from our competitors which could adversely affect our net sales, operating results and customer relationships.

THE AGREEMENTS GOVERNING OUR EXISTING DEBT CONTAIN VARIOUS COVENANTS THAT LIMIT OUR ABILITY TO OPERATE OUR BUSINESS.

      The agreements governing our revolving lines of credit and our 9% senior subordinated notes contain various restrictive covenants that, among other things, require us to comply with or maintain certain financial tests and ratios and limit our ability to operate our business. If we do not comply with the covenants contained in the agreements governing our revolving lines of credit and our 9% senior subordinated notes, our lenders may demand immediate repayment of amounts outstanding. Our ability to comply with our debt obligations will depend upon our future operating performance, which may be affected by prevailing economic conditions and financial, business and other factors described in our filings with the SEC, many of which factors are beyond our control. If we are unable to meet our debt obligations we may be forced to adopt one or more strategies such as reducing or delaying capital expenditures or otherwise slowing our growth strategies, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We do not know whether any of these actions could be effected on satisfactory terms, if at all.

IF WE DO NOT REDUCE AND CONTROL OUR OPERATING EXPENSES, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN OUR INDUSTRY.

      Our strategy involves, to a substantial degree, increasing revenues while at the same time reducing and controlling operating expenses. In furtherance of this strategy, we have engaged in ongoing, company-wide efficiency activities intended to increase productivity and reduce costs. These activities have included significant personnel reductions, reduction or elimination of non-personnel expenses, realigning and streamlining operations and consolidating business lines. We cannot assure you that our efforts will result in the increased profitability, cost savings or other benefits that we expect. Moreover, our cost reduction efforts may adversely affect the effectiveness of our financial and operational controls, our ability to distribute our products in required volumes to meet customer demand and may result in disruptions that affect our products and customer service.

OUR ABILITY TO OPERATE EFFECTIVELY COULD BE IMPAIRED IF WE WERE TO LOSE THE SERVICES OF KEY PERSONNEL, OR IF WE ARE UNABLE TO RECRUIT QUALIFIED MANAGERS AND KEY PERSONNEL IN THE FUTURE.

      Our success largely depends on the continued service of our management team and key personnel. If one or more of these individuals, particularly W. Donald Bell, our Chairman, Chief

Executive Officer and President, were to resign or otherwise terminate their employment with us, we could experience a loss of sales and vendor relationships and diversion of management resources.

      Competition for skilled employees is intense and there can be no assurance that we will be able to recruit and retain such personnel. If we are unable to retain our existing managers and employees or hire and integrate new management and employees, we could suffer material adverse effects on our business, operating results and financial condition.

OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS WHICH MAY HURT OUR
PROFITABILITY.

      Our international revenues represented 59% of our revenues in 2003, and 56% of our revenues in 2002. We believe that international sales will represent a substantial and increasing portion of our net sales for the foreseeable future. Our international operations are subject to a number of risks, including:

      -     fluctuations in currency exchange rates;

      -     political and economic instability;

      -     longer payment cycles and unpredictable sales cycles;

      -     difficulty in staffing and managing foreign operations;

      - import and export license requirements, tariffs, taxes and other trade barriers; and

      - the burden of complying with a wide variety of foreign laws, treaties and technical standards and changes in those regulations.

      The majority of our revenues and expenditures in our foreign subsidiaries are transacted in the local currency of the country where the subsidiary operates. For each of our foreign subsidiaries, the local currency is also the functional currency. Fluctuations in currency exchange rates could cause our products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. To the extent our revenues and expenses are denominated in currencies other than U.S. dollars, gains and losses on the conversion to U.S. dollars may contribute to fluctuations in our operating results. In addition, we have experienced foreign currency remeasurement gains and losses because a significant amount of our foreign subsidiaries' remeasurable net assets and liabilities are denominated in U.S. dollars rather than the subsidiaries' functional currency. As we continue to expand globally and the amount of our foreign subsidiaries' U.S. dollar or non-functional currency denominated remeasurable net asset or liability position increases, our potential for fluctuations in foreign currency remeasurement gains and losses will increase. We have in the past, and expect in the future, to enter into hedging arrangements and enter into local currency borrowing facilities to reduce this exposure, but these arrangements may not be adequate.

OUR INABILITY TO EFFECTIVELY MANAGE OUR ACCOUNTS RECEIVABLE COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND LIQUIDITY.

      A significant portion of our working capital consists of accounts receivable from customers. If customers responsible for a significant percentage of our accounts receivable were to become insolvent or otherwise unable to pay for products and services, or were to become unwilling or unable to make payments in a timely manner, our operating results and financial condition could be adversely affected. If the current economic downturn becomes more pronounced or lasts longer than currently expected, it could have an adverse effect on the servicing of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management's expectations. A significant deterioration in our ability to collect on accounts receivable could also impact the cost or availability of financing. Further, our revolving lines of credit enable us to borrow funds for operations based on our levels of accounts receivable and inventory and the agreement governing our 9% senior subordinated notes restricts the amount of additional debt we can incur based on our levels of accounts receivable and inventory. If our accounts receivable and inventories are not at adequate levels, we may face liquidity problems in operating our business.

IF WE ARE UNABLE TO EFFECTIVELY COMPETE IN OUR INDUSTRY, OUR OPERATING RESULTS MAY SUFFER.

      The markets in which we compete are intensely competitive. As a result, we will face a variety of significant challenges, including rapid technological advances, price erosion, changing customer preferences and evolving industry standards. Our competitors continue to offer products with improved price and performance characteristics, and we will have to do the same to remain competitive. Increased competition could result in significant price competition, reduced revenues, lower profit margins or loss of market share, any of which would have a material adverse effect on our business. We cannot be certain that we will be able to compete successfully in the future.

      We compete for customer relationships with numerous local, regional, national and international distributors. We also compete for customer relationships with manufacturers, including some of our manufacturers and customers. We believe our most significant competition for customers seeking both products and services arises from Arrow Electronics, Avnet and European value-added distributors including IN Technology, Magirus and ECT Best'Ware. We believe our most significant competition for customers seeking only products arises from Ingram Micro, Tech Data and Synnex. We also compete with regionalized distributors in North America, Europe and Latin America who use their localized knowledge and expertise as a competitive advantage. Competition for customers is based on product line breadth, depth and availability, competitive pricing, customer service, technical expertise, value-added services and e-commerce capabilities. While we believe we compete favorably with respect to these factors, some of our competitors have superior brand recognition and greater financial resources than we do. If we are unable to successfully compete, our operating results may suffer.

      We also compete with other distributors for relationships with manufacturers. In recent years, a growing number of manufacturers have begun consolidating the number of distributors they use. This consolidation will likely result in fewer manufacturers in our industry. As a result of this consolidation we may lose existing relationships with manufacturers. In addition, manufacturers have established and may continue to establish cooperative relationships with other manufacturers and data storage solution providers. These cooperative relationships may enable manufacturers to offer comprehensive solutions that compete with those we offer and the manufacturers may have greater resources to devote to internal sales and marketing efforts. If we are unable to maintain our existing relationships with manufacturers and establish new relationships, it could harm our competitive position and adversely affect our operating results.

IF WE ARE UNABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY SUFFER.

      Many of the products we sell are used in the manufacture or configuration of a wide variety of electronic products. These products are characterized by rapid technological change, short product life cycles and intense competition and pricing pressures. Our continued success depends upon our ability to continue to identify new vendors and product lines that achieve market acceptance, identify emerging technologies, develop technological expertise in these technologies and continually develop and maintain relationships with industry leaders. If we are unsuccessful in our efforts, our results of operations and financial condition may suffer.

FAILURE TO IDENTIFY ACQUISITION OPPORTUNITIES AND INTEGRATE ACQUIRED BUSINESSES INTO OUR OPERATIONS SUCCESSFULLY COULD REDUCE OUR REVENUES AND PROFITS AND MAY LIMIT OUR GROWTH.

      An important part of our growth has been the acquisition of complementary businesses. We may choose to continue this strategy in the future. Our identification of suitable acquisition candidates involves risks inherent in assessing the value, strengths, weaknesses, overall risks and profitability of acquisition candidates. We may be unable to identify suitable acquisition candidates. If we do not make suitable acquisitions, we may find it more difficult to realize our growth objectives.

      The process of integrating new businesses into our operations, including our recently completed acquisitions, poses numerous risks, including:

      - an inability to assimilate acquired operations, information systems, and internal control systems and products;

      -     diversion of management's attention;

      - difficulties and uncertainties in transitioning the business relationships from the acquired entity to us; and

      -     the loss of key employees of acquired companies.

      In addition, future acquisitions by us may be dilutive to our shareholders, cause us to incur additional indebtedness and large one-time expenses or create goodwill or other intangible assets that could result in significant amortization expense. If we spend significant funds or incur additional debt, our ability to obtain necessary financing may decline and we may be more vulnerable to economic downturns and competitive pressures. We cannot guarantee that we will be able to successfully complete any acquisitions, that we will be able to finance acquisitions or that we will realize any anticipated benefits from acquisitions that we complete.

IF WE CANNOT EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS MAY SUFFER.

      Our growth since our initial public offering in 1993 has placed, and continues to place, a significant strain on our management, financial, operational, technical, sales and administrative resources. We intend to continue to grow by increasing our sales efforts and completing strategic acquisitions. To effectively manage our growth, we must, among other things:

      - engage, train and manage a larger sales force and additional service personnel;

      -     expand the geographic coverage of our sales force;

      -     expand our information systems;

      - identify and successfully integrate acquired businesses into our operations; and

      -     enforce appropriate financial and administrative control procedures.

      Any failure to effectively manage our growth may cause our business to suffer and our stock price to decline.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY.

      The trading price of our common stock has been and may continue to be subject to large fluctuations which may result in losses to investors. Our stock price may increase or decrease in response to a number of events and factors, including:

      -     our perceived prospects;

      - variations in our operating results and whether we have achieved our key business targets;

      -     changes in, or our failure to meet, earnings estimates;

      -     changes in securities analysts' buy/sell recommendations;

      - differences between our reported results and those expected by investors and securities analysts;

      -     announcements of new contracts by us or our competitors;

      - market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

      -     general economic, political or stock market conditions.

      In addition, the stock markets in general, including the Nasdaq National Market, recently have experienced extreme price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performances. These broad market fluctuations may adversely affect the market prices our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW.

      As of March 31, 2004, on a consolidated basis, we had approximately $235 million of outstanding indebtedness (excluding trade payables and other similar obligations). There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due.

      Our substantial leverage could have significant negative consequences, including:

      - increasing our vulnerability to general adverse economic and industry conditions;

      -     increasing our exposure to fluctuating interest rates;

      - restricting our credit with our manufacturers which would limit our ability to purchase inventory;

      -     limiting our ability to obtain additional financing;

      - requiring the dedication of a portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

      - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

      - placing us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

      We may also incur additional debt under our revolving lines of credit. If new debt is added to our current levels, our leverage and our debt service obligations would increase and the related risks described above could intensify.

WE DO NOT ANTICIPATE DECLARING ANY CASH DIVIDENDS ON OUR COMMON STOCK.

      We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business. In addition, our debt agreements prohibit the payment of cash dividends or other distributions on any of our capital stock except dividends payable in additional shares of capital stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus (including information incorporated or deemed incorporated by reference herein) contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the PSLRA, and we are including this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are those involving future events and future results that are based on our current expectations, estimates, forecasts, and projects as well as the current beliefs and assumptions of our management. Words such as "outlook,"

"believes," "expects," "appears," "may," "will," "should," "anticipates" or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Risk Factors" and in our reports filings with the SEC. Many of such factors related to events and circumstances that are beyond our control. You should not place undue reliance on forward-looking statements.

      Market data used or incorporated by reference in this prospectus, including information relating to our relative position in the data storage and data storage-centric value-added distribution industries, is based on independent industry sources, other publicly available information and the good faith estimates of our management. Although we believe that such sources are reliable, the accuracy and completeness of such information is not guaranteed and may not have been independently verified.

                                 USE OF PROCEEDS

      Bell Microproducts will not receive any proceeds from the sale of any of the securities offered hereby.

                            SELLING SECURITY HOLDERS

      Set forth below are the names of the selling security holders, the number of shares of Bell Microproducts common stock beneficially owned by each of them on the date hereof, the number of securities offered hereby and the amount and percentage of common stock to be owned if all securities registered hereunder are sold by the selling security holders. This information is based on information provided by or on behalf of the selling security holders. Because selling security holders may offer all or some portion of the securities, we have assumed for purposes of the table below that all of the securities offered by this prospectus will be sold.

      We issued the securities to the selling security holders in June and July 2004 in connection with the June 2004 acquisition of OpenPSL Holdings Limited. The securities offered hereby shall be deemed to include securities offered by any pledgee, donee, transferee or other successor in interest of any of the selling security holders listed below, provided that this prospectus is amended or supplemented if required by applicable law.

                                                                    COMMON STOCK OWNED
                                 NUMBER OF         NUMBER OF         AFTER OFFERING(1)
                                  SHARES             SHARES         ------------------
                               BENEFICIALLY         OFFERED       NUMBER OF
          NAME                     OWNED             HEREBY         SHARES    PERCENTAGE
          ----                 ------------        ---------      ---------   ----------
Duncan Crabbe                      2,554              2,554           -            -
John Melvin Crawshaw              39,277             39,277           -            -
Margaret Duke                     13,051             13,051           -            -
Jonathan Simon Ellis              33,439             33,439           -            -
Thomas Frood                      39,277             39,277           -            -

                                                                    COMMON STOCK OWNED
                                 NUMBER OF         NUMBER OF         AFTER OFFERING(1)
                                  SHARES             SHARES         ------------------
                               BENEFICIALLY         OFFERED       NUMBER OF
          NAME                     OWNED             HEREBY         SHARES    PERCENTAGE
          ----                 ------------        ---------      ---------   ----------
Henry Godwin                       2,128              2,128           -            -
Duncan Hume                        1,703              1,703           -            -
Peadar Kane                        2,554              2,554           -            -
Michael Stefan Kontowtt          188,532            188,532           -            -
Colin McGregor                     1,703              1,703           -            -
Jonathan Stephen Toal             98,192             98,192           -            -
Antony Young                       2,554              2,554           -            -

----------------
(1)   Assumes the sale of all shares being offered hereby.

                              PLAN OF DISTRIBUTION

      The selling security holders may sell the shares of common stock on the Nasdaq National Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. When used in this prospectus, "selling security holder" includes donees and pledgees selling shares received from the named selling security holders after the date of this prospectus. We will pay all expenses associated with registering the selling security holders' shares, including legal fees incurred by the selling security holders. The selling security holders will pay any brokerage commissions and similar expenses attributable to the sale of the shares. The common stock may be sold in:

      - a block trade, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      - transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

      - an exchange distribution in accordance with the rules of such exchange; and

      - ordinary brokerage transactions and transactions in which the broker solicits purchases.

      The common stock may also be sold through short sales of shares, put or call option transactions, loans or pledges of the shares, hedging or similar transactions, or a combination of such methods. The selling security holders may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders may, from time to time, authorize underwriters acting as their agents to offer and sell the common stock upon such terms and conditions as shall be set forth in a prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from the selling security holders in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the selling security holders, or other bona fide owner of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The selling security holders, underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act.

      All or any portion of the shares of common stock covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

      There is no assurance that the selling security holders will offer for sale or sell any or all of the shares of common stock covered by this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for additional information about the Public Reference Room.

      The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including Bell Microproducts Inc., that file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports and other information about us at the office of the NASDAQ National Market, 1735 K Street, N.W., Washington, D.C. 20006-1005.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 000-21528) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

      1. Annual Report on Form 10-K for fiscal year ended December 31, 2003, filed March 15, 2004;

      2. Quarterly Report on Form 10-Q for period ending March 31, 2004, filed May 22, 2004;

      3.    Proxy Statement for the 2004 Annual Meeting of Shareholders;

      4.    Current Report on Form 8-K filed June 22, 2004;

      5. The description of Bell Microproducts common stock which is contained or incorporated by reference in the Registration Statement on Form 8-A dated April 14, 1993 which was declared effective by the Securities and Exchange Commission on June 14, 1993.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

                          Investor Relations Department
                             Bell Microproducts Inc.
                              1941 Ringwood Avenue
                               San Jose, CA 95131
                                 (408) 451-9400

      This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following expenses will be paid by the Registrant in connection with the distribution of the shares registered hereby. The Registrant is paying all of the selling security holders' expenses related to this offering, except the selling security holders will pay any applicable broker's commissions and expenses as well as fees and disbursements of counsel and experts for the selling security holders. All of such expenses, except for the SEC Registration Fee, are estimated.

SEC Registration Fee ................................................    $   353
Legal Fees and Expenses .............................................      5,000
Accountants' Fees and Expenses ......................................      8,000
Miscellaneous .......................................................      1,000
                                                                          ------
    Total ...........................................................    $14,353

Item 15. Indemnification of Directors and Officers.

      Section 317 of the California General Corporation Law (the "CGCL") allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IV of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the CGCL. The Registrant has also entered into agreements with its officers and directors that may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from any acts or omissions or transactions from which a director may not be relieved of liability under the CGCL), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. The Registrant has obtained directors' and officers' insurance pursuant to said agreements.

      The Registrant's Articles of Incorporation also provide that the liability of the directors of the Registrant for monetary damages to the Registrant or its shareholders is eliminated to the fullest extent permissible under the CGCL.

      The Registrant and the selling security holders listed herein have agreed to indemnify each other, under certain conditions, against certain liabilities arising under the Securities Act.

Item 16. Exhibits.

      See Exhibit Index on page following signatures.

Item 17. Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

      (c)   The undersigned registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 21, 2004.

                                   BELL MICROPRODUCTS INC.

                                   By /s/ W. Donald Bell
                                      ---------------------------
                                      W. Donald Bell
                                      President and Chief Executive Officer

                                POWER OF ATTORNEY

      The undersigned each hereby constitutes and appoints any one or both of W. Donald Bell and Benedictus Borsboom his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and perform any acts necessary to file any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 of Bell Microproducts Inc. with all exhibits thereto, and any and all registration statements, prospectuses, instruments or other documents as a part of or in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

       Signature                          Title                        Date
       ---------                          -----                        ----
/s/ W. Donald Bell          President, Chief Executive Officer
W. Donald Bell              and Director (principal executive      July 21, 2004
                            officer)

/s/ James E. Illson         Executive Vice President of Finance
James E. Illson             and Operations, and Chief Financial    July 21, 2004
                            Officer (principal financial and
                            accounting officer)

/s/ Gordon A. Campbell      Director                               July 21, 2004
Gordon A. Campbell

/s/ Eugene B. Chaiken       Director                               July 21, 2004
Eugene B. Chaiken

/s/ Edward L. Gelbach       Director                               July 21, 2004
Edward L. Gelbach

/s/ James E. Ousley         Director                               July 21, 2004
James E. Ousley

/s/ Glenn E. Penisten       Director                               July 21, 2004
Glenn E. Penisten
                            Director                               July 21, 2004
/s/ David M. Ernsberger
David M. Ernsberger

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    EXHIBITS
                                       to
                         Form S-3 Registration Statement

                             Bell Microproducts Inc.
             (Exact name of Registrant as specified in its charter)

                                      INDEX

Exhibit

4.1   Amended and Restated Articles of Incorporation.

4.2   Amended and Restated Bylaws.

5.1   Opinion and Consent of Fredrikson & Byron, P.A.

23.1  Consent of PricewaterhouseCoopers LLP.

23.2  Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

24.1 Power of attorney from directors (included on signature page of this Registration Statement).